Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6532
(415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS 2006 SECOND QUARTER RESULTS

Highlights:

•	Reported net income available to common stockholders of $0.05 per diluted share for the second quarter of 2006

•	Reported FFO of $0.38 per diluted share for the second quarter of 2006

•	Commenced leases on approximately 139,000 square feet during the second quarter of 2006 at an average gross annualized rent of $53.00 per square foot

•	Acquired four properties totaling $122.4 million

•	Subsequent to quarter end, acquired two additional properties totaling approximately $186.3 million and sold one property for $60.4 million

•	Completed a follow-on public offering of 4.0 million primary shares of common stock generating net proceeds of approximately $95 million

•	Subsequent to quarter end, increased commitments under line of credit to $500 million from $350 million

San Francisco, Calif. (August 2, 2006) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate data centers and Internet gateway facilities, today announced financial results for its second quarter ended June 30, 2006. The Company reported operating revenue of $64.7 million in the second quarter of 2006. Net income for the second quarter of 2006 was $5.1 million and net income available to common stockholders was $1.7 million, or $0.05 per diluted share. Funds from operations (“FFO”) was $23.2 million in the second quarter, or $0.38 on a diluted per share and unit basis, up 5.6% from $0.36 per diluted share and unit in the previous quarter; and up 2.7% from $0.37 per diluted share and unit in the second quarter of 2005.

Richard Magnuson, Executive Chairman of Digital Realty Trust said “The growth in FFO continues to be driven by the success of our acquisition and leasing programs. With approximately $331.2 million of acquired properties and 246,000 square feet of leases commenced year to date, we are on track to achieve our performance objectives.”

560 MISSION STREET, SUITE 2900

SAN	FRANCISCO, CA 94105

415-738-6500

Acquisition and Leasing Activity

The Company completed four acquisitions totaling $122.4 million during the second quarter of 2006. The first property, 6800 Millcreek Drive, located in suburban Toronto, Canada, totals approximately 83,800 square feet and is 100% leased to an IT services provider. The second acquisition, 101 Aquila Way, a 313,600 square foot property located in Atlanta, Georgia, is 100% leased through 2011 to a major Internet enterprise as a key data center. The third acquisition, 12001 North Freeway in Houston, Texas, serves as a data center and Internet gateway facility and consists of six separate single-story buildings totaling 300,700 square feet. The property is 98.8% leased, excluding 19,300 square feet held for redevelopment. The last acquisition, 14901 FAA Boulevard located in Ft. Worth, Texas near the Dallas Ft. Worth International Airport totals 263,700 square feet, consisting of a single-story 109,500 square foot fully improved data center, a two-story 39,000 square foot annex containing office and conference facilities, and a 115,500 square foot warehouse. The facility is 100% leased to Savvis Corporation for a 15-year term.

Subsequent to the end of the quarter, the Company acquired two additional properties totaling approximately $186.3 million, bringing year-to-date acquisitions to approximately $331.2 million. The largest of these acquisitions is the 347,000 square foot Internet gateway located at 120 East Van Buren Street in Phoenix, Arizona. The facility contains 175,000 square feet of data center space including over 95,000 square feet of space operated by the building for corporate users as well as an 11,000 square foot meet-me-room that facilitates access to the 40 plus fiber carriers serving the property. The second acquisition is located in Amsterdam, the Netherlands. The property consists of two identical 28,000 square foot data center buildings leased to a major European IT services company, which occupies 100% of the property through 2015.

The Company also announced the sale of Stanford Place II, a 366,000 square foot suburban office building located at 7979 East Tufts Avenue in the Denver Tech submarket of Denver, Colorado for $60.4 million, realizing a gain for the Company of approximately $17.0 million, after the deduction of minority interests.

As of July 31, 2006, the Company’s portfolio comprised 51 properties consisting of 68 buildings totaling approximately 10.3 million rentable square feet, including 1.2 million square feet of space held for redevelopment. The portfolio is strategically located in 23 key technology markets throughout the United States, Canada and Europe.

For the quarter ended June 30, 2006, leases commenced on over 136,000 square feet of data center space at an average gross annualized rent of approximately $53.00 per square foot, including 84,000 square feet of redevelopment space at an average gross annualized rent of approximately $41.00 per square foot. We also commenced on 2,400 square feet of non-technical space at an average gross annualized rent of over $27.00 per square foot. Excluding space held for redevelopment, occupancy across Digital Realty’s property portfolio was approximately 94.7% at June 30, 2006, up from 93.3% from the first quarter of 2006. Of the 163,800 square feet of new leases signed during the second quarter, more than 36,000 square feet of data center space, 7,500 square feet of redevelopment space, 660 square feet of non-technical space, and 2,200 square feet of early renewals will commence later in the year.

“We continue to experience robust demand for highly improved data center space throughout our portfolio as demonstrated by the volume of our leasing activity and increasing rental rates,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “The acquisition of 120 East Van Buren Street in Phoenix represents a very significant addition to our portfolio of market dominant Internet gateways. The property serves as the primary hub for Internet traffic in the greater Phoenix area and is the premier facility for corporate data center applications in the high-demand Phoenix market. Combined with the leased, mission critical properties acquired during and subsequent to the end of the quarter and our current pipeline of deals, Digital Realty Trust is uniquely positioned to fulfill the requirements of high quality data center and Internet gateway facilities for national and international corporate users including major Internet enterprises, financial institutions, energy companies, IT services providers, and other technology-intensive tenants.”

Balance Sheet Update

Total assets grew to approximately $1.7 billion at June 30, 2006, from $1.5 billion at December 31, 2005. Total debt at June 30, 2006 was $ 820.5 million (excluding $26.0 million of debt related to assets held for sale) compared to $749.1 million at December 31, 2005. Stockholders’ equity was $482.4 million, up from $386.5 million at December 31, 2005, primarily due to the follow-on public offering of 4.0 million primary shares completed during the quarter resulting in approximately $95 million in net proceeds.

The Company completed financings, including entering into interest rate swaps, during the second quarter on three European properties. On April 20, 2006 the Company completed the refinancing of 6 Braham Street in London. The new £13.2 million loan has a 5-year maturity with no principal amortization for three years and an effective rate of 5.85% based on the swap rate, 100 basis points below the previous loan’s rate. On May 15, 2006, the Company completed a new €11.2 million 7-year loan with 1.5% amortization per annum at a fixed rate of 5.57% based on the swap rate at the Paul van Vlissingenstraat 16 property in Amsterdam, the Netherlands. On June 22, 2006, a new €8.08 million 7-year loan with 1.5% amortization per annum at a fixed rate of 5.58% was completed at the Chemin de l’Epinglier 2 property in Geneva, Switzerland.

Simultaneous with the close of the new acquisition in Amsterdam, the Netherlands on July 27, 2006, the Company closed a €7.1 million 7-year loan with 1.5% amortization per annum at a fixed rate of 5.49% based on the swap rate.

Subsequent to the end of the quarter, the Company increased commitments under its line of credit to $500 million from $350 million effective July 24, 2006 with 13 banks now participating in the credit facility.

“Actively managing our balance sheet by expanding our line of credit, opportunistically refinancing debt with lower coupon fixed-rate loans, and selectively accessing the equity market allows us to improve our liquidity and reduce our cost of capital while enhancing our ability to pursue new acquisitions in the U.S. and Europe,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust.

Management Note Regarding FFO Presentation

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2006 second quarter results tomorrow, Thursday, August 3, 2006 at 3:00 p.m. ET/12:00 p.m. PT. To participate in the live call, investors are invited to dial 800-218-8862 (for domestic callers) or 303-262-2138 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 2:00 PM PDT on Thursday, August 3, 2006 until 11:59 PM PDT on Saturday, August 12, 2006. The telephone replay can be accessed by dialing 1-800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11065922#. A replay of the webcast will also be archived on Digital Realty Trust’s website for 30 days following the earnings call.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. The Company’s 51 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 10.3 million rentable square feet, including 1.2 million square feet of space held for redevelopment, Digital Realty Trust’s property portfolio is located throughout the United States and Europe with one property in Canada. For additional information, please visit the Company’s website at www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected financial results for 2006 and expectation that it will achieve its performance objectives. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended
	June 30, 2006	June 30, 2005
Operating Revenues:
Rental	$52,033	$36,148
Tenant reimbursements	12,675	8,079
Other	—	3,832

Total operating revenues	64,708	48,059

Operating Expenses:
Rental property operating and maintenance	13,618	9,166
Property taxes	7,096	4,721
Insurance	1,068	511
Depreciation and amortization	19,511	13,728
General and administrative	4,674	2,453
Other	150	961

Total operating expenses	46,117	31,540

Operating income	18,591	16,519
Other Income (Expenses):
Interest and other income	262	110
Interest expense	(11,830)	(8,938)
Loss from early extinguishment of debt	(425)	—

Income from continuing operations before minority interests	6,598	7,691
Minority interests in continuing operations of operating partnership	(1,413)	(3,272)

Income from continuing operations	5,185	4,419
Loss from discontinued operations before minority interests	(163)	(217)
Minority interests attributable to discontinued operations	73	133

Loss from discontinued operations (1)	(90)	(84)
Net income	5,095	4,335
Preferred stock dividends	(3,445)	(2,199)

Net income available to common stockholders	$1,650	$2,136

Net income per share available to common stockholders:
Basic	$0.05	$0.10
Diluted	$0.05	$0.10

Weighted average shares outstanding:
Basic	33,372,240	21,421,300
Diluted	33,872,344	21,584,913

(1)	During the current quarter ended June 30, 2006 we classified our property located at 7979 East Tufts Avenue as available for sale and we completed this property sale in July 2006. We have presented all activity for this property in Loss from discontinued operations for all periods presented above. This will cause individual line above items to differ from previous supplemental information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Investments in real estate
Land	$203,903	$191,961
Acquired ground leases	2,982	1,477
Buildings and improvements	1,059,608	941,115
Tenant improvements	133,259	123,957

Investments in real estate	1,399,752	1,258,510
Accumulated depreciation and amortization	(80,541)	(64,404)

Net investments in real estate	1,319,211	1,194,106
Cash and cash equivalents	13,408	10,930
Accounts and other receivables, net	17,403	7,587
Deferred rent	30,639	25,094
Acquired above market leases, net	44,376	48,237
Acquired in place lease value and deferred leasing costs, net	209,940	201,141
Deferred financing costs, net	7,706	7,659
Restricted cash	22,658	22,123
Assets held for sale	37,897	—
Other assets	10,619	12,293

Total Assets	$1,713,857	$1,529,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable under line of credit	$211,554	$181,000
Mortgage loans	608,947	568,067
Accounts payable and other accrued liabilities	43,326	36,869
Accrued dividends and distributions	—	15,639
Acquired below market leases, net	84,185	67,177
Liabilities related to assets held for sale	28,081	—
Security deposits and prepaid rents	14,329	11,476

Total Liabilities	990,422	880,228

Minority interests in consolidated joint venture related to assets and liabilities held for sale	191	206
Minority interests in operating partnership	240,808	262,239

Stockholders’ Equity	482,436	386,497

Total Liabilities and Stockholders’ Equity	$1,713,857	$1,529,170

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	June 30, 2006	June 30, 2005
Net income available to common stockholders	$1,650	$2,136
Adjustments:
Minority interests in operating partnership including discontinued operations	1,340	3,143
Real estate related depreciation and amortization (1)	20,238	14,318

FFO	$23,228	$19,597

Basic FFO per share and unit	$0.38	$0.37
Diluted FFO per share and unit	$0.38	$0.37

Total common stock and units outstanding
Basic	60,459,246	52,942,731
Diluted	60,959,350	53,106,344

(1) Real estate depreciation and amortization was computed as follows:

Depreciation and amortization per income statement	19,511	13,728
Depreciation and amortization of discontinued operations at 7979 East Tufts Avenue	764	600
Non real estate depreciation	(37)	(10)

	$20,238	$14,318

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.